Exhibit 4.36

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name

SALEFORM 1993
     Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT
Dated: 22nd January 2008
WYNNE SHIPHOLDING SA, of Majuro, Marshall Islands, hereinafter called the Sellers, have agreed to sell, and ADVENTURE NINE S.A. of Majuro, Marshall Islands hereinafter called the Buyers, have agreed to buy
Name: AFRICAN PROTEA
Classification Society/Class: BUREAU VERITAS
By: SHANGHAI SHIPYARD

Flag: BAHAMAS	Place of Registration: NASSAU
Call Sign: C6UG3	Grt/Nrt: 15888 / 8060
Official Number: 8000949	IMO Number: 9138707
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase price in Clause 1 and in the place of closing stipulated in Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
1.	Purchase Price $39,250,000 (Thirty Nine Million Two Hundred Fifty Thousand US Dollars) in cash net to the Sellers

2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date of this Agreement being signed/exchanged by fax. and Buyers’ BOD approval lifted. This deposit shall be placed with Sellers’ designated bank, First Business Bank, Shipping Branch Piraeus, and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to Buyers. Any fee charged for holding the said deposit shall be born equally by the Sellers and the Buyers. The deposit together with 90 percent balance plus any additional payments due under the MOA (such as Bunkers/Lubs ROB on Delivery etc...) to be released to sellers account, in full, free of any bank charges, on delivery of the Vessel against the protocol of delivery and acceptance signed by both parties. Banking fee’s if any, for the establishing/holding the deposit to be for Buyers account.
3.	Payment
The said Purchase Price shall be paid in full free of bank charges to Sellers’ designated bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5, and against the protocol of delivery and acceptance of the vessel signed by both parties. (please see Clause 8)
4.	Inspections
a) The Buyers have waived inspection of the Vessel and Vessels’classifications records. The Buyers have accepted the Vessel and her classification records, the sale therefore is outright and definite, subject only to the terms and conditions of this Agreement and subject to Buyers B.O.D. approval which to be lifted not later than the 24th December 2007.
b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within The Sellers shall provide for inspection of the Vessel at/in The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

*	4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.
5.	Notices, time and place of delivery
a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30 (thirty), 15 (fifteen), 7 (seven), 3 (three) days approximate notice and 48/24 hours more definite notice of the estimated time of arrival at the intended place of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage. Time and place always at/in in the Buyers’ Sellers’ option. Sellers’ to endeavour to nominate probable delivery port together with 15 (fifteen) days approximate notice.

Expected time of delivery: between 01/02/2008 — 31/03/2008

Date of Cancelling: The 15th April 2008. Cancelling in Buyers’ option. The cancelling date refers to the last date that the notice of readiness can be presented and not the last date on which the Vessel may be delivered.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Date of Cancelling they are to notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and all references in this Agreement to the Date of Cancelling shall be read as referring to the new cancelling date. In the event the Buyers elect to cancel this agreement the deposit together with earned interest to be returned to the Buyers immediately.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by Date of Cancelling.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be returned immediately to the Buyers whereafter this Agreement shall be null and void.

6.	The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to Buyers’ declaration of their BOD approval. Buyers will have to request in writing the underwater inspection and Sellers at their best convenience, provided this underwater inspetion will not interfere with Vessel’s normal operation, shall at Buyers’ cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.
If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then always at Sellers option, a) deliver the vessel as she is without repairs but instead discount the purchase price at the time of delivery by US$ amount. This US$ amount, which will be the direct cost of repairs acceptable to class, will be average of two price quotations received from two reputable shipyards in China — one chosen by the Sellers and the other One chosen by the Buyers, shall be deducted from the balance of the purchase monies at the time of delivery. Such amount shall reflect only the direct estimated cost of repairing the damage and excludes drydocking fees/charges for general services/off-hire etc. or
b) This agreement is considered null and void without any harm or claim to any party
a)**	The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.*
b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation.* In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5b). Once drydocking has taken place, the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Date of Cancelling provided for in Clause5b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.
c)	If the Vessel is drydocked pursuant to Clause 6a) or 6b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, these parts shall be renewed or made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation.*

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class.*

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3 whether the Vessel is in drydock or not and irrespective of Clause 5b).
*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6a) and 6b) are alternatives, delete whichever is not applicable. In the absence of deletions, alternative 6a) to apply.
7. Spares/bunkers, etc.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be included excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused/unbroached stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.
The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale as well as the following additional items (including items on hire):
To be excluded from the sale:
Unitor Oxygen and Acetylene Bottles/equipment both used and unused.
Owners’ Lists/publications/videos/software/PC’s etc.
Globe wireless equipment/Mini-M’s.
The buyers shall take over the remaining bunkers (IFO/MDO) and pay the Sellers:
- in case of charter free as per Platt’s prices at port of delivery or nearest port thereto, or
- in case of charter attached as per charter party prices

Also the buyers shall take over the remaining and unused lubricating oils and greases and pay the Sellers the contract prices, a joint survey between Sellers’ and Buyers’ representatives to take place to ascertain the qualities of remaining bunkers/lubs on the date of delivery.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.
8.	Documentation
The place of closing: First Business bank, Shipping Branch Piraeus.

The Vessel shall be delivered and the purchased price paid against Protocol of Delivery signed by both the Sellers and the Buyers, Bill of Sale and all other normal delivery documents reasonably required for Buyers’. Vessel’s legal transfer of title and registration of the Vessel under Buyers’ indented flag. Such documents to be listed in an Addendum to this MOA which both parties to endeavour to be agreed/issued as soonest as possible.

a)	Legal Bill of Sale in a form recordable in (the country which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Copy of the Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)	Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery or, in the event that the registry does not as a matter of practice issue such documentation immediately, A written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Byers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same at Buyers account.
9.	Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to time of delivery.
10.	Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11.	Condition on delivery
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered as is where lies with her class maintained and free of average damage affecting the Vessel’s class, and with her classification certificates and National/International trading certificates as on board at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4a) or 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.
*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
12.	Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default
Should the deposit not be paid in accordance with Clause 2 the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.
14.	Sellers’ default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the Date of Cancelling the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the Date of Cancelling and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.	Buyers’ representatives
After this Memorandum of Agreement has been signed by both parties and the 10% (ten per cent) deposit has been lodged, the Buyers have the right to place up to two representatives on board the Vessel at their sole risk and expense till delivery upon arrival at ____________on or about ____________.

These representatives are on board fro the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ and their representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

The Buyers’ Representatives shall have free access to all Vessel’s spaces and Ship’s inventories in order to get satisfactorily acquainted with the ship in order to prepare a smooth take over/delivery.

16.	Arbitration
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 1996 and in accordance with LMAA terms in force or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. The two arbitrators so appointed shall appoint a third arbitrator who shall chair the arbitration panel. In the event that the two arbitrators already appointed cannot agree on the identity of the Chairman within 30 days of the appointment of the second arbitrator, the appointment shall be made by the President for the time being of the London Maritime Arbitrators Association. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)*	This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by such of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, the Agreement may be made a rule of the Court.
The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

c)* Any dispute arising out of this Agreement shall be referred to arbitration at London, subject to the procedures applicable there. The laws of England shall govern this Agreement.

*	16a), 16b) and 16c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16a) to apply.
22 of January 2008

FOR THE BUYERS
/s/ Ion G. Varouxakis
Ion G. Varouxakis
Attorney-in-Fact

FOR THE SELLERS
/s/ George Kalogeropoulos
George Kalogeropoulos
(Attorney-in-Fact)

A D D E N D E M     N O.  1
Dated February 1st 2008
To the Memorandum of Agreement dated 22nd January 2008
(“The M.O.A.”)
For the sale of
M/V “AFRICAN PROTEA”
(Hereinafter called “the Vessel”)
Between
“WYNNE SHIPHOLDING S.A.” of Majuro, Marshall Islands
(Hereinafter called “the Sellers”)
And
“ADVENTURE NINE S.A.” of Majuro, Marshall Islands
(Hereinafter called “the Buyers”)
     In connection with the above mentioned Memorandum of Agreement, following has been mutually agreed between the Sellers and the Buyers:
1/. “ADVENTURE NINE S.A.” of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands hereby irrevocably nominates “ADVENTURE SEVEN S.A.” of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands as the actual buying company (hereinafter called the “Final Buyers).
2/. The Sellers “WYNNE SHIPHOLDING S.A.” hereby accept the above nomination of “ADVENTURE SEVEN S.A.” of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands as Final Buyers of the Vessel.
3/. “ADVENTURE SEVEN S.A.” of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands irrevocably and unconditionally agrees on all the terms and conditions of the MOA dated January 22nd 2008 and irrevocably commits itself, undertakes and warrants to duly, timely and fully perform all Buyers’ duties, liabilities and obligations arising under the said MOA, as if it were named ab initio as Buyers in the said MOA.
4/. The Buyers and the Final Buyers undertake and promise to take all necessary action in order to duly advise the bank with which the 10% deposit has been lodged and transmit through their bankers necessary swift instructions amending the initial instructions re Buyers’ corporate name.

     This Addendum shall constitute inseparable part of the Memorandum of Agreement and all other terms/conditions/provisions and exceptions of the Memorandum of Agreement dated January 22nd 2008 shall remain unaltered and in full force and effect.
     IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be executed by their duly authorised representatives as of February 1st 2008.

/s/ Illegible
FOR “WYNNE SHIPHOLDING S.A.”

/s/ Ion G. Varouxakis, Attorney-in-Fact
FOR “ADVENTURE NINE S.A.”

/s/ Ion G. Varouxakis, Attorney-in-Fact
FOR “ADVENTURE SEVEN S.A.”

THIS ADDENDUM No. 2 is made this 4th day of February 2008 BETWEEN:
(1)	WYNNE SHIPHOLDING S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Sellers”); and

(2)	ADVENTURE SEVEN S.A., of the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96980 (the “Buyers”).
WHEREAS:
(A)	The Sellers are the registered owners of the bulk carrier motor vessel African Protea currently registered under the Bahamas flag with IMO number 9138707 (the “Vessel”), and

(B)	the Sellers and the Buyers have entered into a “NSF 93 Form” Memorandum of Agreement dated as of 22 January 2008 as amended by Addendum No. 1 (the “Agreement”) for the sale by the Sellers to the Buyers of the Vessel; and

(C)	the Sellers and the Buyers have agreed pursuant to Clause 8 of the Agreement to sign this Addendum No. 2.
IT IS NOW THEREFORE AGREED BETWEEN THE PARTIES AS FOLLOWS:
In exchange of the payment of the Purchase Price (as such term is defined in the Agreement), the Sellers shall furnish the Buyers with delivery documents, namely:
(a)	Three originals of a Legal Bill of Sale in a form recordable in the Bahamas Registry, warranting that the Vessel is free from all encumbrances, mortgages, taxes and maritime liens or any other debts or claims whatsoever, duly legalized by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece.
(b)	Fax copy of Transcript of Registry issued not earlier than one day prior to the date of delivery by the competent authorities of the flag state of the Vessel, which shall inter alia confirm that the Vessel is registered in the ownership of the Sellers free from registered encumbrances. The original to be delivered to Buyers’ representative attending on the date of closing at the BMA in London.
(c)	Class Maintenance Certificate issued within two (2) Banking days prior to delivery confirming that the vessel is fully classed;
(d)	a true copy of the Certificate of Incorporation of the Sellers certified by Sellers’ Greek counsel or other such document evidencing that the Sellers are a company validly incorporated and existing in accordance with the laws of the Republic of the Marshall Islands;

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(e)	Two (2) Originals set of Protocol of Delivery and Acceptance (one each for the Sellers and the Buyers), one at the closing and the other at the physical delivery confirming the delivery of the Vessel to the Buyers.
(f)	an original Certificate of Good Standing of the Sellers dated no more than five days prior to the Delivery Date showing the Sellers to be in good standing under the laws of the Republic of the Marshall Islands.
(g)	an original set of the resolutions of the board of directors of the Sellers signed by all the directors of the Sellers authorising the sale of the Vessel in accordance with the provisions of the Agreement and the execution on behalf of the Sellers of inter alia, the Bill of Sale, a protocol of delivery and acceptance and any other document required to be executed by the Sellers in respect of the delivery of the Vessel from the Sellers to the Buyers pursuant to the Agreement, such resolutions to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece.
(h)	an original set of the resolutions of the shareholders of the Sellers signed by or on behalf of all the shareholders of the Sellers approving and consenting to the resolutions referred to in (c) (g )above, such resolutions to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece.
(i)	an original set of the officer’s certificate of the Sellers certifying (i) the names of all the present directors and officers as well as (ii) the names of the shareholders and the number of shares held by each shareholder and annexing both a certified true and up-to-date copy of the constitutional documents of the Sellers (articles of incorporation and by-laws), such officer’s certificate to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece.
(j)	an original power of attorney of the Sellers duly legalised by apostile by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece;
(k)	a copy of the Vessel’s current complete Continuous Synopsis Record (CSR) file, original CSR to be delivered on board.
(l)	three original commercial invoices stating the particulars of the Vessel including the full purchase price of the Vessel, marked “fully paid” and signed by the Sellers;
(m)	Three original statements providing for description, quantities and prices of any bunkers lubricating oils remaining on board the Vessel at the Delivery Date in accordance with the provisions of clause 7 of the Agreement.
(n)	An original letter of undertaking from Sellers to fully indemnify the Buyers and hold them harmless against all and any claims of whatsoever nature made against the Vessel in respect of liabilities incurred prior to the Vessel’s delivery to the Buyers but arising after such delivery and to settle same without delay;

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(o)	Photocopies of the following certificates to be faxed to the Buyers upon signing of this Addendum:
-	Registry Certificate

-	International Loadline

-	International Tonnage Certificate

-	Radio License

-	Cargo Ship Safety Radiotelegraphy

-	Cargo Ship Safety Equipment

-	Cargo Ship Safety Construction

-	Safety Management Certificate and Document of Compliance in respect of the Vessel issued pursuant to ISM Code;

-	All other trading and international Ship’s Certificates
In exchange of delivery of the Vessel, the Buyers shall furnish the Sellers with delivery documents, namely:
(a)	a true copy of the Certificate of Incorporation of the Buyers certified by a director of the Buyers or other such document evidencing that the Buyers are a company validly incorporated and existing in accordance with the laws of the Marshall Islands;
(b)	an original Certificate of Good Standing of the Buyers dated no more than five days prior to the Delivery Date showing the Buyers to be in good standing under the laws of the Marshall Islands;
(c)	an original set of the resolutions of the board of directors of the Buyers authorising the Purchase of the Vessel in accordance with the provisions of the Agreement and the execution on behalf of the Buyers of inter alia, the acceptance of the Bill of Sale, authorising the release of the 10% escrow deposit to the favour of the Sellers, the execution of a protocol of delivery and acceptance and any other document required to be executed by the Buyers in respect of the delivery of the Vessel from the Sellers to the Buyers pursuant to the Agreement such resolutions to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece;
(d)	an original set of the officer’s certificate of the Buyers certifying the names of all the present directors and officers and annexing both a certified true and up-to-date copy of the constitutional documents of the Buyers (articles of incorporation and by-laws), such officer’s certificate to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece;
(e)	an original power of attorney of the Buyers duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Piraeus, Greece;

Drafts of delivery documents to be exchanged between Sellers and Buyers seven days prior to delivery for approval.

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IN WITNESS WHEREOF the parties hereto have caused this Addendum to be executed as deed by their duly authorised representatives on the date written above.

EXECUTED as a DEED	)
by	)
for and on behalf of	).../s/ Illegible................................................
WYNNE SHIPHOLDING S.A.	)

EXECUTED as a DEED	)
by	)
for and on behalf of	).../s/ Ion G. Varouxakis.....................................
ADVENTURE SEVEN S.A.	)

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